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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-106080 of PNM Resources, Inc. on Form S-3 of our reports dated February 11, 2003 (June 5, 2003 as to Note 2 and Note 16 as it relates to EITF 02-3) (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs referring to the realignment of segments for financial reporting purposes and the adoption of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities) appearing in the Current Report on Form 8-K dated June 12, 2003, of PNM Resources, Inc. and subsidiaries.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 27, 2003